Exhibit 10.1

LV ADMINISTRATIVE SERVICES, INC.

as Administrative and Collateral Agent

420 LEXINGTON AVENUE, SUITE 2840

NEW YORK, NY 10170

MAY 10, 2012

Biovest International, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Attn: Chief Executive Officer/President

Re: Sale and/or Repayment of Biovest Term Notes

Ladies and Gentlemen:

Reference is made to: (a) that certain Term Loan & Security Agreement dated as of November 17, 2010 (as amended, supplemented, restated or modified from time to time, the “Term Loan & Security Agreement”) by and between LV Administrative Services, Inc. (“LV”) as Agent for and on behalf of each of Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), Erato Corporation (“Erato”), Valens Offshore SPV I, Ltd. (“VOF”), Valens Offshore SPV II, Corp. (“VOF2”), Valens U.S. SPV I, LLC. (“VUS”), PSource Structured Debt Limited (“PSD”) and the other creditor parties named therein from time to time (Laurus, Erato, VOF, VOF2, VUS, PSD and such other creditor parties, collectively, the “Lenders”) and Biovest International, Inc. (“Biovest”); (b) Secured Term Notes A and B (the “Term Notes”) issued on or about November 17, 2010 to the Lenders; and (c) the Ancillary Agreements (as defined in the Term Loan & Security Agreement). Capitalized terms used but not defined herein shall have the meanings ascribed thereto in the Term Loan & Security Agreement or the Ancillary Agreements, as applicable.

WHEREAS, as of November 17, 2010, (i) Laurus was issued 1,877,510 shares of Biovest common stock, (ii) VOF was issued 7,320,877, (iii) VUS was issued 1,036,468 shares of Biovest common stock and (iv) PSD was issued 4,599,927 shares of Biovest common stock; and

WHEREAS, Biovest is seeking to arrange for one or more purchaser(s), which may include a direct purchase by Biovest, to, acquire on or before August 15, 2012 the Term Notes and Term Loan & Security Agreement together with a large portion of the Biovest common stock owned by certain of the Lenders and one-half of the BiovaxID Biologic Products Royalty owned by the Lenders for an aggregate purchase price of approximately $31 million; and

WHEREAS, pursuant to Section 42 of the Term Loan & Security Agreement, LV has the authority to enter into this Letter Agreement modifying, amending and waiving certain terms and provisions of the Term Loan & Security Agreement and the Ancillary Agreements, which action will constitute the valid and binding action on behalf of each of the Lenders, subject to their acknowledgement and consent of same.

In consideration of good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Biovest and LV as designated Agent for and on behalf of the Lenders hereby agree to, and acknowledge, the following:

1.	SALE OF THE BIOVEST TERM NOTES.

A.	If on or before August 15, 2012 Biovest or its designee indefeasibly pays $30.9 million in cash to LV in purchase of the Term Notes (the “Buy Out Amount”), (i) the Lenders shall assign to Biovest or its designee: (a) the Term Notes, and (b) the Term Loan & Security Agreement and all collateral securing the Term Notes, (ii) each of Laurus, VOF and VUS (Laurus, VOF and VUS, collectively, the “LV Group”) shall assign an aggregate of 9,232,132 shares of common stock of Biovest owned by the LV Group as of the repayment date (the “LV Subject Common Stock”), (iii) PSD shall assign 1,000,000 shares of common stock of Biovest owned by PSD as of the repayment date (the “PSD Subject Common Stock”) and (iv) one half of each of the Lenders ownership interest of the BiovaxID Biologic Products Royalty representing in the aggregate a 3.125% Royalty (the “Subject Royalty”). For clarity the Lenders will retain in the aggregate a 3.125% Royalty and Biovest will acquire a 3.125% Royalty.

B.	Prior to August 15, 2012, the Lenders may only sell their shares of Biovest common stock in SEC Rule 144 market transactions, provided, that, the maximum number of shares that may be sold is limited to 1% of the outstanding shares of Biovest or an aggregate of 1,454,881 shares (the “Lender Excluded Shares”). Subject to Clause D below, the above restriction in this Clause B shall not apply after August 15, 2012.

C.

If on or before August 15, 2012, Biovest fails to pay to LV the entire Buy Out Amount but Biovest does indefeasibly pay at least $20 million in cash to LV in partial repayment of the outstanding principal balance of the Term Notes (such qualifying partial repayment, the “Minimum Paydown Amount”): (i) LV and the Lenders will agree to amend together with Biovest the Term Notes such that: (a) the maturity date of the Term Notes will be extended to December 31, 2014; (b) the section providing a right to mandatory prepayment of the Term Notes (Section 4.4) may be deleted or otherwise modified by Biovest; (c) the provisions of Section 2.2 regarding the right to be granted a certain number of seats on the Biovest Board upon certain events of default may be deleted or otherwise modified by Biovest and (ii) to the extent that the proceeds of the Minimum Paydown Amount are derived from funds borrowed by Biovest from a third party lender (the “New Lender”) then, in such case: (a) Biovest may issue a note to such New Lender with a principal balance equal to the aggregate amount of such borrowed money not to exceed the amount of the actual Minimum Paydown Amount paid to LV plus an additional $12 million maturing no earlier than December 31, 2014, (b) Biovest may also grant to such New Lender a security interest in the same of Biovest’s assets which currently collateralize the Term Notes held by the Lenders and such new liens granted by Biovest for the benefit of the New Lender shall be deemed Permitted Liens under the Term Loan & Security Agreement and the Ancillary Agreements, and (c) upon request LV, on behalf of the Lenders, shall negotiate and enter into with Biovest and such New Lender a pari passu inter-creditor agreement in form and substance mutually acceptable to each of LV, the Lenders, Biovest and such New Lender such that the lien and payment priority of LV and the Lenders and such New Lender shall be pari passu; provided, that, no intervening security interests shall be permitted to exist between those of LV, the Lenders and such New Lender at the time of negotiating such pari passu inter-creditor agreement; (iii) the LV Group will assign and transfer to Biovest or its designee(s) the percentage of the LV Subject Common Stock equal to the amount of the Minimum Paydown Amount actually paid to LV divided by $30.9 million (For example: a repayment of $20 million would result in 65% of the LV Subject Common Stock (or 6,000,886 shares of the LV Subject Common Stock being transferred to Biovest and 3,231,246 shares of the LV Subject Common Stock being retained by the LV Group) and as a second example a repayment of $25 million would result in 81% of the LV Subject Common Stock (or 7,478,027 shares of the LV Subject Common Stock being transferred to Biovest and 1,754,105 shares of the LV Subject Common Stock being retained by the LV Group)); (iv) the PSD will assign and transfer to Biovest or its designee(s) the percentage of the PSD Subject Common Stock equal to the amount of the Minimum Paydown Amount actually paid to LV divided by $30.9 million (For example: a repayment of $20 million would result in 65% of the PSD Subject Common Stock (or 650,000 shares of the PSD Subject Common Stock being transferred to Biovest and 350,000 shares of the PSD Subject Common Stock being retained by PSD) and as a second example a repayment of $25 million would result in 81% of the PSD Subject Common Stock (or 810,000 shares of the PSD Subject Common Stock being transferred to Biovest and 190,000 shares of the PSD Subject Common Stock being retained by PSD)); (v) the Lenders will assign and transfer to Biovest or its designee(s) the percentage of the Subject Royalty equal to the amount of the Minimum Paydown Amount actually paid in cash to LV divided by $30.9 million and then multiplied by 1/2 (For example: a repayment of $20 million would result in 32% of the Subject Royalty being returned to Biovest and 68% of the Subject Royalty being retained by the Lenders (or 2.03% of the 6.25% Subject Royalty being returned to Biovest and 4.22% of the 6.25% Subject Royalty being retained by the Lenders) and as a second example a repayment of $25 million would result in 40% of the Subject Royalty being returned to Biovest and 60% of the Subject Royalty being retained by the Lenders (or 2.53% of the 6.25% Subject Royalty being transferred to Biovest and 3.72% of the 6.25% Subject Royalty being retained by the Lenders) and (vi) if Biovest indefeasibly repays all of the remaining principal and interest under the Term Notes within 90 days following the repayment of at least $20 million, the Lenders will transfer and assign to Biovest: (i) the Term Notes and all related documentation thereto, (ii) additional royalty so that immediately following the transfer the Lenders will own in the aggregate one-half (or 3.125%) of the 6.25% Subject Royalty and Biovest will own one-half (or 3.125%) of the 6.25% Subject Royalty and (ii) additional shares of Biovest common stock so that immediately following the transfer all of the LV Subject Common Stock (representing 9,232,132 shares) and all of the PSD Subject Common Stock (representing 1,000,000 shares) will have been transferred to Biovest. During such 90 day period following the payment of the Minimum Paydown Amount on or prior to August 15, 2012, the Lenders will not sell any of the LV Subject Common Stock retained by the Lenders and PSD will not sell any of the PSD Subject Common Stock retained by PSD.

D.	If on or before August 15, 2012, Biovest has an executed binding and enforceable commitment from a third party, subject to customary due diligence, document preparation and other closing conditions for syndicated loans from U.S. chartered banking institutions, to fund the Minimum Paydown Amount or purchase of the Term Notes in their entirety, LV and the Lenders will grant a 45 day extension to permit time for Biovest to close the transaction provided Biovest pays the interest accruing under the Term Notes on a monthly basis during the additional extension period.

E.	With respect to 3,000,000 shares of the total number of Biovest common stock held as of the date hereof by PSD (the “PSD Restricted Shares”), to the extent that LV has received by or on behalf of PSource after the date hereof and on or before August 15, 2012, either the Buy Out Amount or the Minimum Paydown Amount, (i) PSD hereby agrees to enter into an Option and Lock Up Agreement in the form attached hereto as Exhibit A (the “Lock-Up Agreement”) whereby, subject to the terms and conditions of such Lock-Up Agreement, the sale and/or assignment of the PSD Restricted Shares would be prohibited for a period of two years from the date hereof (the “Lock-Up Period”), and (ii) during such Lock-Up Period, Biovest or its designee shall have the option to purchase all or any portion of the PSD Restricted Shares for a purchase price of $0.50 per share in cash.

2.	MISCELLANEOUS.

A.	Biovest hereby represents and warrants to LV and the Lenders the following as a material inducement to LV and the Lenders to enter into this Letter Agreement:

(i) Biovest has all requisite power and authority and full legal capacity to execute and deliver this Letter Agreement and to perform its obligations hereunder;

(ii) Biovest is duly organized, validly existing and in good standing under the laws of the state of Delaware;

(iii) all of Biovest’s representations and warranties set forth in the Term Notes, the Term Loan & Security Agreement and each other Ancillary Agreement are true and correct as of the date hereof (or when given if expressly limited to a specific date), all covenant requirements set forth therein have been met and there current does not exist any default or event of default under such documents and/or instruments;

(iv) The execution, delivery and performance of this Letter Agreement by the undersigned on behalf of Biovest and the consummation of the transactions contemplated hereby by Biovest have been duly and validly authorized by all requisite action on the part of Biovest, and no other proceedings on Biovest’s part are necessary to authorize the execution, delivery or performance of this Letter Agreement; and

(v) The execution, delivery and performance of this Letter Agreement by Biovest and the consummation of the transactions contemplated hereby do not conflict with or result in any material breach of, constitute a material default under, result in a material violation of, result in the creation of any material lien, security interest, charge or encumbrance upon any material assets of Biovest (except as may be expressly contemplated herein), or require any material authorization, consent, approval, exemption or other material action by or notice to any court, other governmental body or other third party, under the provisions of any material indenture, mortgage, lease, loan agreement or other material agreement or instrument to which Biovest is bound, or any law, statute, rule or regulation or order, judgment or decree to which Biovest is subject.

B.	To the extent that each of the representations and warranties of Biovest set forth above are true and correct as of the date hereof, this Letter Agreement shall first become effective as of the first date upon which (i) each of LV, the Lenders and Biovest shall have duly executed and exchanged their respective counterpart signatures to this Letter Agreement, (ii) Accentia Biopharmacueticals, Inc. (“ABPI”) shall deliver to LV a duly authorized and executed reaffirmation and ratification agreement in form and substance satisfactory to LV which agreement shall reaffirm and ratify all of ABPI’s agreements and grants of security to LV in relation to the obligations arising under the Term Notes as amended hereby and (iii) Corps Real LLC (or their assign), as senior lender to Biovest, shall consent to and acknowledge this Letter Agreement and further agree to waive all claims against LV and the Lenders to collect from LV and/or any Lender any proceeds received by LV and/or the Lenders resulting from the purchase/assignment or repayment of the Term Notes as contemplated herein, such payments to LV and/or the Lenders to be expressly permitted under the terms of that certain Subordination Agreement, dated as of November 17, 2010 by and between LV, Corps Real LLC and Biovest, as amended and restated from time to time.

C.

Except as specifically amended herein, there are no other amendments, modifications or waivers to the Term Notes, the Term Loan & Security Agreement or any other Ancillary Agreement, and all of the other forms, terms and provisions of the Term Notes, the Term Loan & Security Agreement and each other Ancillary Agreement shall remain in full force and effect, and are hereby ratified and confirmed. The execution, delivery and effectiveness of this Letter Agreement shall not operate as a waiver of any right, power or remedy, nor constitute a waiver of any provision of the Term Notes, the Term Loan & Security Agreement or any Ancillary Agreement except as otherwise provided herein. This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

D.	If Biovest fails to purchase the Term Notes from the Lenders in their entirety or repay to LV the Minimum Paydown Amount on or before August 15, 2012 (or, subject to satisfaction of the conditions set forth in Clause 1.D. above, within 45 days following August 15, 2012), this Letter Agreement shall automatically terminate and be of no continuing effect.

E.	This Letter Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or ‘pdf’ or other electronic transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first set forth above.

Very truly yours,

LV ADMINISTRATIVE SERVICES, INC., as administrative/collateral agent for the Lenders

By:	/s/ Eugene Grin
Name:	Eugene Grin
Title:	Authorized Signatory

BIOVEST INTERNATIONAL, INC.

By:	/s/ Samuel S. Duffey
Name:	Samuel S. Duffey
Title:	CEO and President

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ACKNOWLEDGED AND AGREED: LAURUS MASTER FUND, LTD. (IN LIQUIDATION)

By:	/s/ Russell Smith
Name:	Russell Smith
Title:	Authorized Signatory

ERATO CORPORATION, by Laurus Capital Management, LLC, its investment manager

By:	/s/ Eugene Grin
Name:	Eugene Grin
Title:	Authorized Signatory

VALENS OFFSHORE SPV I, LTD., by Valens Capital Management, LLC, its investment manager

By:	/s/ Eugene Grin
Name:	Eugene Grin
Title:	Authorized Signatory

VALENS OFFSHORE SPV II, CORP., by Valens Capital Management, LLC, its investment manager

By:	/s/ Eugene Grin
Name:	Eugene Grin
Title:	Authorized Signatory

VALENS U.S. SPV I, LLC., by Valens Capital Management, LLC, its investment manager

By:	/s/ Eugene Grin
Name:	Eugene Grin
Title:	Authorized Signatory

PSOURCE STRUCTURED DEBT LIMITED, by PSource Capital Limited, its investment consultant

By:	/s/ Soondra Apparoo
Name:	Soondra Apparoo
Title:	Managing Director

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EXHIBIT A

FORM OF OPTION AND LOCK-UP AGREEMENT

PSOURCE STRUCTURED DEBT LIMITED

SARNIA HOUSE, LE TRUCHOT

ST PETER PORT. GUERNSEY, GY1 4NA

                 , 201

Biovest International, Inc.

324 South Hyde Park Avenue, Suite 350

Tampa, Florida 33606

Attn: Chief Executive Officer/President

Re:	Biovest International, Inc. (the “Company”)

Gentlemen:

PSource Structured Debt Limited (“PSD”) is an owner of record or beneficially of certain shares of common stock (“Common Stock”) of the Company. The Company proposes to enter into an amendment to: (i) the Term Loan & Security Agreement dated as of November 17, 2010 (as amended, supplemented, restated or modified from time to time, the “Term Loan & Security Agreement”) by and between LV Administrative Services, Inc. (“LV”) as Agent for and on behalf of each of Laurus Master Fund, Ltd. (in liquidation) (“Laurus”), Erato Corporation (“Erato”), Valens Offshore SPV I, Ltd. (“VOF”), Valens Offshore SPV II, Corp. (“VOF2”), Valens U.S. SPV I, LLC. (“VUS”), PSource Structured Debt Limited (“PSD”) and the other creditor parties named therein from time to time (Laurus, Erato, VOF, VOF2, VUS, PSD and such other creditor parties, collectively, the “Lenders”); (ii) Secured Term Notes A and B (the “Term Notes”) issued on or about November 17, 2010 to the Lenders by the Company; and (iii) the Ancillary Agreements (as defined in the Term Loan & Security Agreement) (the “Transaction”). PSD recognizes that the Transaction will be of benefit to PSD and will benefit the Company. PSD acknowledges that the Company is relying on the representations and agreements of PSD contained in this letter agreement in carrying out the Transaction.

In consideration of the foregoing and solely in respect of 3,000,000 shares of Common Stock currently owned either of record or beneficially by PSD (the “Restricted Common Stock”), PSD hereby agrees that it will not, without the prior written consent of the Company, directly or indirectly, sell, offer, contract or grant any option to sell (including without limitation any short sale), pledge, transfer, establish an open “put equivalent position” within the meaning of Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended, or otherwise dispose of any shares (collectively, a “Transfer”) of the Restricted Common Stock currently owned either of record or beneficially (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended) by PSD, or publicly announce an intention to do any of the foregoing, during the period (the “Restricted Period”) commencing on the date hereof and ending on May     , 2014, subject to the exclusions and termination events otherwise described in this letter agreement. The restrictions as set forth in the immediately preceding sentence shall not apply to: (1) during the Restricted Period the Transfer of any or all of the shares of Restricted Common Stock owned by PSD to any affiliate of PSD, liquidating trust (or another similarly purposed structure) the beneficiaries of which are PSD’s shareholders and/or investors or any other party in a private sale transaction; provided, however, that it shall be a condition to such Transfer that the transferee executes and delivers to the Company an agreement stating that the transferee is receiving and holding the Restricted Common Stock subject to the provisions of this letter agreement, and there shall be no further transfer of such Restricted Common Stock except in accordance with this letter agreement; and (ii) during the period commencing on the twelve (12) month anniversary of the date hereof through the expiration of the Restricted Period, the Transfer of any or all of the shares of Restricted Common Stock owned by PSD to any other party; provided, that, PSD shall obtain the prior written consent from the Company for each such proposed Transfer (which consent shall not be unreasonably withheld by the Company); provided, further, that, to the extent that the Company does not respond to a request for consent from PSD within 5 business days of delivery thereof, consent to such proposed Transfer shall be deemed granted by the Company. Furthermore, to the extent and in the manner as described in clauses (i) through (iii) below, the Transfer restrictions set forth above in this letter agreement shall be automatically terminated and of no further force or effect (each, a “Release”):

(i) on the 90th day immediately following the date hereof (the “Partial Release Date”), a Release shall occur in respect of that number of shares of the Restricted Common Stock determined by using the following formula (the “90th Day Released Shares”):

X = 3,000,000 – (3,000,000 x (Y/$30,900,000))

X =    Number of shares of Restricted Common Stock to be released

Y =    The aggregate amount of all repayments made by or on behalf of the Company of the outstanding principal balance of the Term Notes and received by LV between May     , 2012 and the Partial Release Date.

For example: a repayment of an aggregate amount of $20 million by the Partial Release Date would result in the release of approximately 35% of the Restricted Common Stock (or 1,058,253 shares of the Restricted Common Stock) from the Transfer restrictions set forth in this letter agreement and as a second example a repayment of $25 million would result in the release of approximately 19% of the Restricted Common Stock (or 572,816 shares of the Restricted Common Stock) from the Transfer restrictions set forth in this letter agreement.

; and

(ii) if a Trigger Event shall have occurred then, in such case, on the later to occur of the Partial Release Date and the date of expiration of the Purchase Option Exercise Period (as defined below), a Release shall also occur in respect of those shares of Restricted Common Stock available for purchase by the Company from PSD pursuant to the terms of this letter agreement that are not subject to a timely executed and delivered Purchase Option Notice (as defined below) hereunder (the “Additional Released Shares”); and

(iii) if a Trigger Event shall have occurred and a Purchase Option Notice delivered in accordance with the terms and conditions of this Agreement, on the date of expiration of the Closing Period (as defined below) a Release shall occur in respect of all remaining shares of Restricted Common Stock not otherwise previously Released hereunder, and, at the sole option of PSD, all agreements related to a proposed Closing shall be automatically terminated and have no further force or effect.

PSD also agrees and consents to the entry of stop transfer instructions with the Company’s transfer agent and registrar against the transfer of shares of the Restricted Common Stock held by PSD except in compliance with the foregoing restrictions (subject to all exclusions and termination events as also described in this letter agreement).

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In the event that at any time during the Restricted Period, the average closing price of the Common Stock (as reported by Bloomberg, L.P.) for twenty (20) consecutive trading days is greater than or equal to $1.25 per share at the end of each such day (the “Trigger Event” and, the last day of such Trigger Event, the “Trigger Date”), PSD hereby grants to the Company, subject to the terms and conditions herein described, the right to purchase (the “Purchase Option”) from PSD for a cash purchase price of $0.50 per share in a single transaction up to that number of shares of Restricted Common Stock as determined using the following formula (the “Maximum Available Share Formula”):

X = 3,000,000 x (Y/$30,900,000)

X =     Number of shares of Restricted Common Stock available for purchased by the Company upon occurrence of Trigger Date.

Y =     The aggregate amount of all repayments of the outstanding principal balance of the Term Notes made by or on behalf of the Company (and received by LV) between May     , 2012 and the Partial Release Date.

For example: the occurrence of a Trigger Event and an aggregate repayment of $20 million by the Partial Release Date would result in a Purchase Option right for up to approximately 65% of the Restricted Common Stock (or 1,941,747 shares of the Restricted Common Stock) and as a second example, the occurrence of a Trigger Event and an aggregate repayment of $25 million would result in a Purchase Option right for up to approximately 81% of the Restricted Common Stock (or 2,427,184 shares of the Restricted Common Stock).

In the event that the Company wishes to exercise the Purchase Option, the Company shall deliver no later than the twentieth (20th) day following delivery of notice from PSD of the occurrence of the Trigger Event (the “Purchase Option Exercise Period”), a notice (the “Purchase Option Notice”) to the offices of PSD c/o                                         or such other location designated in writing by PSD (with a copy to LV at                                         or such other location designated in writing by LV) setting forth (i) the proposed date of such exercise, and (ii) subject to the restriction imposed by the Maximum Available Share Formula, the number of shares of Restricted Common Stock subject to such exercise of the Purchase Option. In the event that a Trigger Event occurs prior to the Partial Release Date, to the extent that the Company repays additional principal indebtedness under the Term Notes after expiration of the Purchase Option Exercise Period and prior to the Partial Release Date, on the Partial Release Date the Company may revise upon written notice to PSD that number of shares of Restricted Common Stock subject to such Purchase Option exercise by recalculating the Maximum Available Share Formula incorporating such additional repaid principal indebtedness. The closing for the exercise of the Purchase Option (the “Closing”) shall take place, and all cash payments from the Company to PSD shall be delivered to LV, no later than one hundred (100) days following first receipt of a Purchase Option Notice (the “Closing Period”) at the offices of the PSD, or such other location designated in writing by PSD. At the Closing, PSD shall deliver the applicable shares of Restricted Common Stock related to such Closing, deeds, assignments and other instruments of sale, assignment and transfer of the Restricted Common Stock related to such Closing (including, without limitation, evidence of due authorization, execution and

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delivery of the instruments of transfer, evidence of title and the absence of any liens or competing claims) as the Company shall reasonably request to effectively transfer good and valid title to the Restricted Common Stock related to such Closing. The Company shall pay any registration fees or other similar stamp or other taxes or fees payable or due upon the exercise of the Purchase Option and any such sale, assignment and/or transfer related thereto. The Company hereby acknowledges that PSD beneficial owns or is owner of record of shares of Common Stock in addition to the Restricted Common Stock (the “Non-Restricted Common Stock”) and further agrees that the restrictions set forth in this letter agreement do not apply to the Non-Restricted Common Stock (though other restrictions may from time to time apply under law or contract).

This Letter Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and assigns and shall be governed by and construed in accordance with the laws of the State of New York.

This Letter Agreement may be executed by the parties hereto in one or more counterparts, each of which shall be deemed an original and all of which when taken together shall constitute one and the same agreement. Any signature delivered by a party by facsimile or ‘pdf’ or other electronic transmission shall be deemed to be an original signature hereto.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties hereto have executed this Letter Agreement as of the date first set forth above.

PSOURCE STRUCTURED DEBT LIMITED By: PSource Capital Limited, its investment consultant

By:
Name:
Title:

AGREED AND ACKNOWLEDGED:

BIOVEST INTERNATIONAL, INC.

By:
Name:
Title:

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